EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•

Registration Statements (Form S-8 Nos. 333-161844, 333-159900, 333-158632, 333-49580, 333-73147, 333-111038, 333-146346, 333-108696, 333-185438, 333-200840 and 333-214123) pertaining to the employee benefit plans of Korn Ferry;

of our reports dated June 28, 2021, with respect to the consolidated financial statements and schedule of Korn Ferry and subsidiaries and the effectiveness of internal control over financial reporting of Korn Ferry and subsidiaries included in this Annual Report (Form 10-K) of Korn Ferry and subsidiaries for the year ended April 30, 2021.

/s/ Ernst & Young LLP

Los Angeles, California

June 28, 2021